UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2024

SCHOLASTIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19860	13-3385513
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

557 Broadway, New York, New York	10012
(Address of Principal Executive Offices)	(Zip Code)

(212) 343-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01	SCHL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 26, 2024, Scholastic Corporation (“Corporation”) and its principal operating subsidiary, Scholastic Inc. (collectively with the Corporation, the “Borrowers”), entered into a Third Amendment to Amended and Restated Credit Agreement (the “Amendment”) with a syndicate of banks and Bank of America, N.A., as administrative agent, and Truist Bank and Wells Fargo Bank, National Association, as co-syndication agents (as amended by the Third Amendment, the “Credit Agreement”). The Credit Agreement provides for a $400.0 million unsecured revolving credit facility and allows the Borrowers to borrow, repay or prepay and reborrow at any time prior to the November 26, 2029 maturity date.

The Credit Agreement provides an unlimited basket for dividend payments or other distributions payable in common stock of the Corporation and allows payment of cash dividends and share repurchases in an unlimited amount so long as the pro forma Consolidated Net Leverage Ratio, as defined in the Credit Agreement, is not in excess of 2.75:1.

Under the Credit Agreement, interest on (i) Base Rate Advances (as defined in the Credit Agreement) is due and payable in arrears quarterly on the last day of each February, May, August and November, and (ii) Term SOFR Advances (as defined in the Credit Agreement) is due and payable in arrears on the last day of the interest period (defined as the period commencing on the date of the advance and ending on the last day of the period selected by the Borrowers’ at the time each advance is made). The interest pricing under the Credit Agreement is dependent upon the Borrowers’ election of a rate that is either:

•

a Base Rate Advance equal to the highest of (i) the prime rate, (ii) the prevailing Federal Funds rate plus 0.50% or (iii) the Term SOFR Rate plus 1.00% plus, in each case, an applicable margin ranging from 0.625% to 0.875%, as determined by the Borrowers’ prevailing Consolidated Net Leverage Ratio;

- or –

•	a Term SOFR Advance equal to the Term SOFR rate plus an applicable margin ranging from 1.625% to 1.875%, as determined by the Borrowers’ prevailing Consolidated Net Leverage Ratio.

For the benefit of the Borrowers, the Amendment eliminated the credit spread adjustment of 0.10% (10 basis points) that was applicable to Term SOFR loans under the Credit Agreement before the Amendment entered into force.

The Credit Agreement provides for payment of a commitment fee in respect of the aggregate unused amount of revolving credit commitments ranging from 0.20% to 0.30% per annum based upon the Borrowers’ then prevailing Consolidated Leverage Ratio.

A portion of the revolving credit facility, up to a maximum of $50.0 million, is available for the issuance of letters of credit. In addition, a portion of the revolving credit facility, up to a maximum of $15.0 million, is available for swingline loans.

The Credit Agreement has an accordion feature which permits the Borrowers, provided certain conditions are satisfied, to increase the facility by up to an additional $150.0 million.

The Credit Agreement contains certain financial covenants related to leverage and interest coverage ratios (as defined in the Credit Agreement), certain limitations on the amount of dividends and other distributions, and other limitations on fundamental changes to the Borrowers or their business.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	The following exhibits are filed as part of this report:

10.1	Third Amendment, dated as of November 26, 2024, to the Amended and Restated Credit Agreement dated as of October 27, 2021 (the “Credit Agreement”) by and between Scholastic Corporation and Scholastic Inc., the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOLASTIC CORPORATION

Date: December 3, 2024	By:	/s/ Haji L. Glover
	Name:	Haji L. Glover
	Title:	Chief Financial Officer

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